Exhibit 10.42
Compensation Arrangements with Named Executive Officers
Base Salaries
The following table sets forth the fiscal 2010 annual base salaries of FedEx’s named executive officers in effect as of June 1, 2009:

Name and
Current Position	Base Salary
Frederick W. Smith	$1,188,048
Chairman, President and Chief Executive Officer

Alan B. Graf, Jr.	$840,948
Executive Vice President and Chief Financial Officer

David J. Bronczek	$878,184
President and Chief Executive Officer — FedEx Express

T. Michael Glenn	$775,188
Executive Vice President, Market Development and Corporate Communications

Christine P. Richards	$581,760
Executive Vice President, General Counsel and Secretary
Fiscal 2010 Annual Incentive Compensation Program
Chairman, President and Chief Executive Officer
Frederick W. Smith’s fiscal 2010 annual bonus will be determined by the achievement of corporate objectives for consolidated pre-tax income for fiscal 2010. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership and the following corporate performance measures:
•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;
•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;
•	FedEx’s market capitalization;

•	FedEx’s revenue and operating income growth relative to competitors;
•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;
•	Analyst coverage and ratings for FedEx’s stock;
•	FedEx’s U.S. and international revenue market share; and
•	FedEx’s reputation rankings by various publications and surveys.
None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.
Mr. Smith’s annual bonus target for fiscal 2010 is 130% of his annual base salary (at fiscal year-end), with a maximum payout of 300% of his target bonus.
Non-CEO Named Executive Officers
The fiscal 2010 annual bonus target payouts for the non-CEO named executive officers, as a percentage of annual base salary (at fiscal year-end), are as follows:

Name	Target Payout

Alan B. Graf, Jr.	90%
David J. Bronczek	100%
T. Michael Glenn	90%
Christine P. Richards	90%
The maximum payout for each executive is 240% of his or her target bonus.
The fiscal 2010 annual bonus for the non-CEO named executive officers will be based on:
•	the achievement of individual objectives established at the beginning of the fiscal year for each executive (30% of each executive’s target bonus); and
•	the achievement of corporate objectives for consolidated pre-tax income for fiscal 2010 (70% of each executive’s target bonus).
The annual bonus payout opportunity relating to individual performance is contingent upon achievement of consolidated pre-tax income objectives under the bonus plan (as well as achievement of the individual performance objectives). Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2010.
The annual bonus payout opportunity relating to company financial performance ranges, on a sliding scale, from a minimum amount if the annual bonus plan’s pre-established consolidated pre-tax income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded.

Long-Term Incentive Program
FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2008 through 2010, 2009 through 2011 and 2010 through 2012, provide long-term cash bonus opportunities to members of upper management, including the named executive officers, for fiscal 2010, 2011 and 2012, respectively, if certain aggregate fully diluted earnings-per-share (“EPS”) goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2008 through 2010, 2009 through 2011 and 2010 through 2012 plans until 2010, 2011 and 2012, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.
FedEx acquired Kinko’s, Inc. (now known as FedEx Office) in fiscal 2004. During the fourth quarter of fiscal 2008, FedEx recorded a charge of approximately $891 million ($696 million, net of tax, or $2.23 per diluted share), predominantly for impairment of the value of the Kinko’s trade name and the goodwill recorded as a result of the Kinko’s acquisition. The Board of Directors, upon the recommendation of its Compensation Committee, decided that this charge would be excluded from fiscal 2008 EPS for the purposes of (i) determining achievement levels under the LTI plan for the three-fiscal-year period 2008 through 2010, and (ii) setting EPS goals under the LTI plan for the three-fiscal-year period 2009 through 2011.
Traditionally, the base-year number over which the three-year average annual EPS growth rate goals are measured for an LTI plan is the final full-year EPS of the preceding fiscal year. For the FY2010-FY2012 LTI plan, however, the base-year number will be equal to the amount so that with 12.5% growth from such base-line EPS, the FY2010 business plan EPS goal will be achieved.
The following table sets forth the possible future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Potential Future Payouts
	Performance	Threshold	Target	Maximum
Name	Period	($)	($)	($)

Frederick W. Smith	FY2008 – FY2010	875,000	3,500,000	5,250,000
	FY2009 – FY2011	875,000	3,500,000	5,250,000
	FY2010 – FY2012	875,000	3,500,000	5,250,000

Alan B. Graf, Jr.	FY2008 – FY2010	300,000	1,200,000	1,800,000
	FY2009 – FY2011	300,000	1,200,000	1,800,000
	FY2010 – FY2012	300,000	1,200,000	1,800,000

David J. Bronczek	FY2008 – FY2010	375,000	1,500,000	2,250,000
	FY2009 – FY2011	375,000	1,500,000	2,250,000
	FY2010 – FY2012	375,000	1,500,000	2,250,000

T. Michael Glenn	FY2008 – FY2010	300,000	1,200,000	1,800,000
	FY2009 – FY2011	300,000	1,200,000	1,800,000
	FY2010 – FY2012	300,000	1,200,000	1,800,000

Christine P. Richards	FY2008 – FY2010	300,000	1,200,000	1,800,000
	FY2009 – FY2011	300,000	1,200,000	1,800,000
	FY2010 – FY2012	300,000	1,200,000	1,800,000

The potential individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the potential future payouts shown in this table will be achieved.
Other Arrangements
FedEx’s named executive officers are eligible to receive certain other annual compensation, including certain perquisites and other personal benefits, such as personal use of corporate aircraft (though the officers are required to reimburse FedEx for substantially all of the incremental cost of such usage), security services and equipment (pursuant to FedEx’s executive security procedures) and tax return preparation and financial counseling services.
In addition, FedEx’s named executive officers receive tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft and certain perquisites.

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